EXHIBIT 21.1

SUBSIDIARIES OF EVERI HOLDINGS INC.

Name	Jurisdiction of Incorporation or Organization	Name(s) under which doing business
Everi Payments Inc.	Delaware
Everi Logistics, LLC	Nevada
Global Cash Access (Canada) Inc.	Ontario, Canada
Global Cash Access (Panama), Inc.	Panama
Game Financial Caribbean, N.V.	Netherlands, Antilles
Global Cash Access (Belize), LTD.	Belize
Central Credit, LLC	Delaware

Louisiana – Central Credit, a Delaware LLC

New Hampshire - Central Credit (Delaware)

Nebraska – Delaware Central Credit, LLC

Ohio – Central Credit Delaware, LLC (Central Credit, LLC)

Vermont – Delaware Central Credit

Global Cash Access (BVI) Inc.	British Virgin Islands
Arriva Card, Inc.	Delaware	GCA Access Card, Inc.
Global Cash Access Switzerland AG	Switzerland
Global Cash Access (HK) Ltd.	Hong Kong
GCA (Macau) S.A.	Macau SAR
Global Cash Access (Belgium) S.A.	Belgium
Global Cash Access (UK) Limited	United Kingdom
GCA India Private Limited	India
GCA MTL, LLC	Delaware
Everi Games Holding Inc.	Texas
Everi Games Inc.	Delaware
Everi Interactive LLC	Delaware
MGAM Canada, Inc.	British Columbia
MegaBingo International, LLC	Delaware
Multimedia Games de Mexico	Mexico
Multimedia Games de Mexico 1	Mexico
Servicios de Wild Basin	Mexico
MGAM Peru SRL	Peru